Exhibit 99.1

Company Contact:	Deborah Merrill
(864)232-5200 x 6620
investor.relations@deltaapparel.com

Investor Relations and Media Contact: ICR, Inc.	Tom Filandro
(646)277-1235
Investors:	Tom.Filandro@icrinc.com
Media:	Jessica Liddell
(203)682-8208
DLAPR@irinc.com

Delta Apparel Announces Preliminary First Quarter Results

GREENVILLE, SC – January 13, 2020 (GLOBE NEWSWIRE) – Delta Apparel, Inc. (NYSE American: DLA), a leading provider of core activewear and lifestyle apparel, today announced preliminary results for its 2020 fiscal first quarter ended December 28, 2019.

The Company expects overall net sales for the first quarter of its 2020 fiscal year to be approximately $95 million compared to $101.7 million in the prior year period. The Delta Group and Salt Life Group businesses were impacted by the shorter holiday calendar combined with an earlier shipping cut-off for in-hands holiday receipts. The Salt Life direct-to-consumer channels saw strength both online and in its branded retail stores.

Despite the decline in overall sales, the Company expects to deliver strong gross margin performance as the business benefitted from improved process efficiencies while further leveraging its integrated vertical manufacturing platform. The improved gross margin performance is expected to offset the impact of the decline in sales, resulting in operating income and positive earnings per share in the fiscal 2020 first quarter.

Robert W. Humphreys, Delta Apparel, Inc.’s Chairman and Chief Executive Officer, stated, “Although the shortened holiday calendar hurt our first quarter results, we remain confident in the underlying strength of our business model. Within our Delta Group, we saw significant growth with FunTees, as our expanded customer base and broader product capabilities drove strong results. Our expansion of manufacturing capacity is ahead of schedule to support anticipated growth in our Activewear business, including additional FunTees volume, in upcoming quarters. Within our digital print business, DTG2Go, we have also made great strides in migrating customers to use Delta catalog blanks, which further increases the efficiencies within our three Activewear-integrated facilities. We are excited about the pipeline of new accounts and additional non-holiday sales volume that we anticipate bringing on board with DTG2Go in the upcoming quarters. Within our Salt Life business, we see good momentum in the placement of Salt Life products in retail, with positive results from test doors with new national and regional retailers, and existing accounts expanding into additional product categories.”

Mr. Humphreys concluded, “Given the strength in our underlying business, we believe we are well positioned to deliver against our goals for the full year including double-digit topline growth in our DTG2Go and Salt Life businesses and mid-single digit growth collectively in our other business units, along with overall improving profitability.”

As previously announced, the Company is scheduled to present today at 10:00 a.m. eastern time at the ICR Conference in Orlando, Florida. The presentation will be webcast live on Delta Apparel's website at www.deltaapparelinc.com. An archived replay will be available shortly after the conclusion of the event. Real Player or Windows Media Player is required to listen to the webcast.

First Quarter Fiscal 2020 Conference Call

Final and complete financial results for the fiscal year 2020 first quarter ended December 28, 2019, will be released after the market close on February 3, 2020. At 4:30 p.m. ET on that day, the Company will also hold a conference call with senior management to discuss its financial results and business outlook. The Company invites you to join the call by dialing 888-394-8218. If calling from outside the United States, please dial 323-794-2588. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available through March 3, 2020. To access the telephone replay, participants should dial toll-free 844-512-2921. International callers can dial 412-317-6671. The access code for the replay is 6108016.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its operating subsidiaries, DTG2Go, LLC, Salt Life, LLC, and M.J. Soffe, LLC, is a vertically-integrated, international apparel company that designs, manufactures, sources, and markets a diverse portfolio of core activewear and lifestyle apparel products under the primary brands of Salt Life®, COAST®, Soffe®, and Delta. The Company is a market leader in the direct-to-garment digital print and fulfillment industry, bringing DTG2Go technology and innovation to the supply chain of its customers. The Company specializes in selling casual and athletic products through a variety of distribution channels and tiers, including outdoor and sporting goods retailers, independent and specialty stores, better department stores and mid-tier retailers, mass merchants and e-retailers, the U.S. military, and through its business-to-business e-commerce sites. The Company’s products are also made available direct-to-consumer at its branded retail stores and on its websites at www.saltlife.com, www.coastapparel.com, www.soffe.com and www.deltaapparel.com as well as through its branded retail stores. The Company’s operations are located throughout the United States, Honduras, El Salvador, and Mexico, and it employs approximately 8,600 people worldwide. Additional information about the Company is available at www.deltaapparelinc.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain “forward-looking” statements that involve risks and uncertainties. Any number of factors could cause actual results to differ materially from anticipated or forecasted results, including, but not limited to, the volatility and uncertainty of cotton and other raw material prices and availability; the general U.S. and international economic conditions; competitive conditions in the apparel industry; restrictions on our ability to borrow capital or service our indebtedness; deterioration in the financial condition of our customers and suppliers and changes in the operations and strategies of our customers and suppliers; changing consumer preferences or trends; our ability to successfully open and operate new retail stores; changes in economic, political or social stability at our offshore locations; significant interruptions within our manufacturing or distribution facilities or other operations; our ability to attract and retain key management; significant changes in our effective tax rate; interest rate fluctuations increasing our obligations under our variable rate indebtedness; the ability to raise additional capital; the ability to grow, achieve synergies and realize the expected profitability of acquisitions; the volatility and uncertainty of energy, fuel and other costs; material disruptions in our information systems; compromises of our data security; significant litigation in either domestic or international jurisdictions; recalls, claims and negative publicity associated with product liability issues; the ability to protect our trademarks and other intellectual property; and the other factors set forth in the "Risk Factors" contained in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and as updated in our subsequently filed Quarterly Reports on Form 10-Q. Except as may be required by law, Delta Apparel, Inc. expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.